                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                              CORE INDUSTRIES INC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                CORE INDUSTRIES INC
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                              CORE INDUSTRIES INC

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                JANUARY 14, 1997

     The Annual Meeting of Stockholders of Core Industries Inc (the "Company") will be held at the
Northfield Hilton, 5500 Crooks Road (near 1-75), Troy, Michigan, on Tuesday, January 14, 1997, at 10:30 A.M. for the following purposes:

     1. To elect three directors.

     2. To act upon the stockholder resolution requesting that stock options and bonuses not be awarded to officers of the Company unless certain dividend and net income targets are achieved for a three year period, if such resolution is brought before the meeting.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All stockholders are cordially invited to attend, although only those stockholders of record at the close of business on November 18, 1996 will be entitled to vote at the meeting.

     The Annual Report of the Company with financial statements for the fiscal year ended August 31, 1996 is enclosed.

                                                By Order of the Board of
                                                Directors

                                                LAWRENCE J. MURPHY
                                                Executive Vice President and
                                                Secretary

Dated: November 27, 1996
       Bloomfield Hills, Michigan

IN ORDER TO INSURE THE PRESENCE OF A QUORUM, STOCKHOLDERS WHO DO NOT INTEND TO BE PRESENT IN PERSON ARE REQUESTED TO EXECUTE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE THE ACCOMPANYING PROXY WHICH IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                              CORE INDUSTRIES INC

            500 N. WOODWARD AVENUE, BLOOMFIELD HILLS, MICHIGAN 48304
                                 (810) 642-3400

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                    STOCKHOLDERS TO BE HELD JANUARY 14, 1997

     The enclosed proxy is solicited by the Board of Directors of Core Industries Inc (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, January 14, 1997. Any proxy received by management may be revoked by notice in writing to Lawrence J. Murphy, Executive Vice President and Secretary of the Company, at the Company's executive offices at 500 N. Woodward Avenue, Bloomfield Hills, Michigan 48304, at any time before it is voted. If any proxy is not so revoked, it will be voted at the meeting. As of November 18, 1996, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 10,722,931 shares of Common Stock, par value $1.00 per share, each of which entitles the holder to one vote. It is expected that this Proxy Statement and the enclosed proxy will be mailed commencing Wednesday, November 27, 1996.

                            I. ELECTION OF DIRECTORS

     The Board of Directors of the Company has designated Lawrence J. Murphy, Robert G. Stone, Jr. and Lloyd Reuss as its nominees for directors, to hold office until the Annual Meeting of Stockholders in 2000. Messrs. Murphy and Stone were elected by the stockholders to their present terms as directors which expire at this meeting.

     It is intended that the shares represented by properly executed proxies in the accompanying form will be voted for such nominees. Although it is anticipated that the nominees will be able to serve, if at the time of the meeting any nominee is unable or unwilling to serve, such shares will be voted at the discretion of the proxies for a substitute nominee. The three individuals receiving the most votes will be elected for the term indicated. The Company expects that its officers and directors who are also stockholders will vote for the nominees set forth below.

     The names of the nominees for election as directors and the directors continuing in office and certain information about them are set forth in the following tabulation:

                       NOMINEES FOR ELECTION AS DIRECTORS
                     (TO BE ELECTED FOR THE TERM INDICATED)

                                                                                                  PERCENTAGE OF
                                                                                                    COMPANY'S
                                                                                                   OUTSTANDING
                                                                                     COMMON       COMMON SHARES
                                                                                     SHARES       BENEFICIALLY
                                                                                   BENEFICIALLY       OWNED
   NAME AND YEAR                       POSITION AND OFFICES            PROPOSED    OWNED AS OF        AS OF
    FIRST BECAME                      WITH COMPANY AND OTHER             TERM       NOV. 18,        NOV. 18,
A DIRECTOR (IF ANY)    AGE            PRINCIPAL OCCUPATION*            EXPIRES        1996           1996**
--------------------   ---    --------------------------------------   --------    -----------    -------------
Lawrence J. Murphy
  (1992)............   54     Executive Vice President and Secretary
                              of the Company........................     2000         36,546        --
Lloyd Reuss.........   60     Former President, General Motors
                              Corporation...........................     2000          1,000        --
Robert G. Stone, Jr.
  (1976)............   73     Chairman Emeritus, Kirby Corporation,
                              Houston, Texas, inland and off-shore
                              marine transportation and diesel
                              repair................................     2000          3,375        --

                         DIRECTORS CONTINUING IN OFFICE

                                                                                                  PERCENTAGE OF
                                                                                                    COMPANY'S
                                                                                                   OUTSTANDING
                                                                                     COMMON       COMMON SHARES
                                                                                     SHARES       BENEFICIALLY
                                                                                   BENEFICIALLY       OWNED
   NAME AND YEAR                       POSITION AND OFFICES                        OWNED AS OF        AS OF
    FIRST BECAME                      WITH COMPANY AND OTHER             TERM       NOV. 18,        NOV. 18,
     A DIRECTOR        AGE             PRINCIPAL OCCUPATION*            EXPIRES       1996           1996**
--------------------   ---    ---------------------------------------   -------    -----------    -------------
Harold M. Marko
  (1955)............   71     Chairman Emeritus of the Company.......     1998       427,236(1)        3.9
Alan E. Schwartz
  (1960)............   70     Partner, Honigman Miller Schwartz and
                              Cohn, Detroit, Michigan, attorneys.....     1998       190,300(2)        1.7
Richard P. Kughn
  (1988)............   67     Chairman and Chief Executive Officer,
                              Kughn Enterprises, a sole
                              proprietorship engaged in the
                              management of various business
                              interests..............................     1999        62,877         --
David R. Zimmer
  (1992)............   50     President and Chief Executive Officer
                              of the Company.........................     1999       125,407           1.1

-------------------------
  * The indicated occupations have been held by each director for the past five years, except that: Mr. Stone served as Chairman of the Board of Kirby Corporation until April, 1995; Mr. Kughn served as Chairman and Chief Executive Officer of Lionel Trains, Inc. until September, 1995; Mr. Zimmer served as President and Chief Executive Officer of New Venture Gear, Inc. from January, 1990 until March, 1992

     (when he became President of Core Industries Inc); and Mr. Reuss served as President of General Motors Corporation from August, 1990 until April, 1992 and as Executive Vice President of New Vehicles and Systems of General Motors Corporation from April, 1992 until January, 1993.

 ** Ownership percentages not shown if less than 1%.

(1) In addition, 73,700 shares are owned by Mr. Marko's wife, as to which shares Mr. Marko disclaims any beneficial interest.

(2) In addition, 15,471 shares are owned by Mr. Schwartz's wife, as to which shares Mr. Schwartz disclaims any beneficial interest.

     The shares and percentages indicated above include the following number of shares that directors would have the right to acquire within 60 days of November 18, 1996 pursuant to the Company's stock option plans if the options were exercised by them within such period: Mr. Murphy -- 22,833 shares; Mr. Marko -- 35,736 shares; Mr. Schwartz -- 45,027 shares; Mr. Kughn -- 62,877 shares; and Mr. Zimmer -- 107,667 shares.

     All directors named herein have sole voting power and sole investment power with respect to shares of Common Stock beneficially owned.

     All executive officers and directors of the Company as a group beneficially owned 912,153 shares (8.3%) of Common Stock as of November 18, 1996, including 317,983 shares which they have the right to acquire within 60 days of November 18, 1996 pursuant to the Company's stock option plans if the options were exercised by them within such period.

OTHER INFORMATION RELATING TO DIRECTORS

     Mr. Murphy is a director of Jabil Circuit, Inc.

     Mr. Reuss is a director of the following corporations: Detroit Mortgage & Realty; Handleman Company; International Speedway Corporation; and U.S. Sugar Corporation.

     Mr. Stone is a director of the following corporations: Novacare; Russell Reynolds Associates, Inc.; Tandem Computers, Inc.; Tejas Gas Corporation; and several funds managed by Scudder, Stevens & Clark. He is Director Emeritus of The Chubb Corporation, Corning, Inc., The Japan Fund, and The Pittston Company. Mr. Stone is also a Fellow of Harvard College.

     Mr. Schwartz is a director of the following corporations: The Detroit Edison Company; DTE Energy Company; Handleman Company; Howell Industries, Inc.; Pulte Corporation; and Unisys Corporation.

     Mr. Kughn is a director of AAA Michigan and Chairman Emeritus of Lionel L.L.C.

     Mr. Zimmer is a director of Twin Disc, Incorporated.

     During the fiscal year ended August 31, 1996, the Board of Directors held eight meetings. All of the directors attended at least 75 percent of their respective board and committee meetings.

     The Company has a standing Audit Committee. The members of the Audit Committee are Harold M. Marko and Alan E. Schwartz. During fiscal 1996, the Audit Committee held two meetings. The duties of the Audit Committee include recommending to the Board of Directors annually the appointment of the independent auditors; reviewing with the independent auditors the scope and results of the audit; reviewing the independent auditors' fees, including fees for professional services unrelated to the audit; and reviewing with the independent auditors and management the adequacy of the Company's accounting and financial controls.

     The Company has a standing Compensation Committee. The members of the Compensation Committee are Richard P. Kughn and Robert G. Stone, Jr. During fiscal 1996, the members of the Compensation Committee held two meetings as well as informal discussions in lieu of formal committee meetings. The duties of the Compensation Committee are: recommending to the Board of Directors the compensation arrangements for senior management and directors; and recommending to the Board compensation plans in which officers or directors are eligible to participate.

     The Company has a standing Executive Committee. The members of the Executive Committee are Harold M. Marko, Alan E. Schwartz and David R. Zimmer. During fiscal 1996, the Executive Committee held twelve meetings. The Executive Committee has and may exercise the authority of the Board of Directors in the management of the business of the Company between the meetings of the Board of Directors.

     The Company has a standing Nominating Committee. All of the members of the Board of Directors serve as the Nominating Committee. The Nominating Committee considers the performance of incumbent directors and recommends to the stockholders nominees for election as directors. During fiscal 1996, the members of the Nominating Committee held informal discussions in lieu of formal committee meetings. The Nominating Committee will consider nominees for directors recommended by stockholders, which recommendations should be submitted to the Chairman of the Nominating Committee at the Company's executive office at 500 North Woodward Avenue, Bloomfield Hills, Michigan 48304, no later than July 30, 1997.

     During the fiscal year ended August 31, 1996, the Company engaged Jay Alix & Associates, of which Jay A. Alix, a former director of the Company who submitted his resignation to be effective January 13, 1997, is President, to provide professional services to the Company. Management of the Company believes that all such services were provided by Jay Alix & Associates on an arms-length basis.

     Alan E. Schwartz, a director of the Company, is a partner in the law firm of Honigman Miller Schwartz and Cohn. The Company used the services of this firm during fiscal 1996 and continues to use the firm's services as to certain matters in fiscal 1997. The Company may retain the firm further should its legal expertise be appropriate in meeting particular legal needs. Work done for the Company in fiscal 1996 accounted for less than one-third of one percent (.33%) of Honigman Miller Schwartz and Cohn's annual revenues.

     There are no persons known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

     The following table sets forth information for each of the fiscal years ending August 31, 1996, 1995 and 1994 concerning the compensation of the Company's President and Chief Executive Officer and of the next four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL
                                                      COMPENSATION(1)
                                             ---------------------------------
                                             FISCAL
        NAME AND PRINCIPAL POSITION           YEAR     SALARY($)   BONUS($)(2)   OPTIONS(#)     OTHER
-------------------------------------------  ------    ---------   -----------   ----------   ----------
David R. Zimmer............................   1996     $ 313,333    $ 211,239      83,000             --
  President and Chief                         1995       300,000      200,803          --             --
  Executive Officer                           1994       291,667      152,015      83,000             --
Lawrence J. Murphy.........................   1996       201,667      118,925      46,000             --
  Executive Vice President                    1995       195,000      108,400          --             --
  and Secretary                               1994       190,000       84,311      46,000             --
Raymond H. Steben, Jr......................   1996       123,283       53,961      30,000             --
  Vice President -- Finance                   1995       151,667       73,855          --             --
  and Chief Financial Officer(3)              1994       145,000       43,514      30,000             --
James P. Dixon.............................   1996       150,000       94,407      14,000             --
  Vice President -- Planning                  1995       145,667       82,463          --             --
                                              1994       137,000       34,936      14,000     $62,888(4)
Thomas G. Hooper...........................   1996       115,333       46,060      12,000             --
  Treasurer and Controller                    1995       110,000       44,926          --             --
                                              1994       108,333       21,452      12,000             --

-------------------------
(1) Other annual compensation, which was less than the lesser of $50,000 or 10% of the individual's bonus and salary, is not shown.

(2) Inclusive of $112,068, $56,162, $26,792, $49,998 and $23,746 in 1996;
    $112,303, $60,625, $41,305, $46,119 and $25,126 in 1995; and $81,215,
    $36,536, $23,290, $18,854 and $15,136 in 1994 awarded to the five named individuals, respectively, in unrestricted common stock of the Company as part of the earned annual bonus.

(3) Mr. Steben was employed by the Company as Vice President -- Finance and Chief Financial Officer until June 17, 1996.

(4) Mr. Dixon relocated his household during the 1994 fiscal year. Of the amount shown, $58,382 was part of a relocation reimbursement agreed to in fiscal year 1990.

Option Grants in Last Fiscal Year

     The Core Industries Inc 1993 Performance Incentive Plan approved by shareholders provides for the granting of stock options with respect to Common Stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                   POTENTIAL REALIZABLE VALUE
                                      % OF TOTAL                                   AT ASSUMED ANNUAL RATES OF
                        NUMBER OF      OPTIONS                                      STOCK PRICE APPRECIATION
                        SECURITIES    GRANTED TO    EXERCISE OR                        FOR OPTION TERM(2)
                        UNDERLYING   EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------------------
         NAME            OPTIONS     FISCAL YEAR    ($/SHARE)(1)      DATE      0%($)     5%($)         10%($)
----------------------- ----------   ------------   ------------   ----------   -----   ----------   ------------
David R. Zimmer........   83,000         37.3%         $13.75        11/29/05     0       $717,726     $1,818,859
Lawrence J. Murphy.....   46,000         20.7           13.75        11/29/05     0        397,726      1,008,042
Raymond H. Steben,
  Jr. .................   30,000         13.5           13.75        11/29/05     0        259,419        657,419
James P. Dixon.........   14,000          6.3           13.75        11/29/05     0        121,062        306,795
Thomas G. Hooper.......   12,000          5.4           13.75        11/29/05     0        103,768        262,968
Total
  Stockholders(3)......                                                           0     92,724,413    234,981,868

-------------------------
(1) Vesting of the options, i.e. the right to exercise, initially depends upon accelerated growth in the market value of the Company's stock. One-third of the granted options will vest if the Company's stock averages greater than $15.81 for 30 calendar days before November 30, 1998, another one-third will vest if the Company's stock price averages greater than $18.18 for 30 calendar days before such date and the final one-third will vest if the Company's stock price averages $20.91 for 30 calendar days before such date. Any options that fail to become exercisable under these provisions will vest
   9 1/2 years from the grant date.

(2) "Potential realizable value" is disclosed in response to SEC rules which require such disclosure for illustration only. The values disclosed are not intended to be, and should not be interpreted by stockholders as, representations or projections of future value of the Company's stock.

(3) To lend perspective to the illustrative "potential realizable value," if the Company's stock price increased five percent or 10 percent per year from the date of the grant of the options for 10 years (disregarding dividends and assuming for purpose of the calculation a constant number of shares outstanding), the total increase in the value of all shares presently outstanding is shown above as "potential realizable value" for all of the Company's stockholders ("Total Stockholders").

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Value Table

     The following table sets forth information concerning each exercise of stock options during the fiscal year ended August 31, 1996 by each of the executive officers named in the Summary Compensation Table above and the value of unexercised options held by such persons as of August 31, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                               VALUE OF UNEXERCISED
                                                              NUMBER OF UNEXERCISED            IN-THE-MONEY OPTIONS
                               SHARES                          OPTIONS AT FY END(#)           AT FISCAL YEAR END($)
                              ACQUIRED         VALUE       ----------------------------    ----------------------------
           NAME              ON EXERCISE    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------------------   -----------    -----------    -----------    -------------    -----------    -------------
David R. Zimmer...........        0              0           107,667         158,333        $ 475,000       $ 118,750
Lawrence J. Murphy........        0              0            22,833          76,667            8,906         --
Raymond H. Steben, Jr. ...   0.....              0            18,000          50,000           23,000         --
James P. Dixon............        0              0             6,667          23,333           13,750         --
Thomas G. Hooper..........        0              0             7,500          20,000            4,156         --

Pension Table

     The Company has a tax-qualified Defined Benefit Pension Plan and a nonqualified Benefit Equalization Plan, both of which cover salaried employees of corporate headquarters and of certain divisions. The Defined Benefit Pension Plan provides pension and disability benefits for covered employees. Employees with five or more years of service are entitled to annual pension benefits beginning at normal retirement age (65). The annual retirement benefit is equal to 1.25% of the employee's final average compensation (substantially the same as Annual Compensation as reported in the above Summary Compensation Table) plus
 .65% of the employee's final average compensation in excess of the Social Security taxable wage base multiplied by the employee's years of service. In no event may the retirement benefit exceed 65% of the final average compensation. The unfunded Benefit Equalization Plan provides for the payment of additional amounts to covered employees so that the total amount paid will equal the pension benefit which would have been calculated under the Defined Benefit Pension Plan formula without regard to the limitations added to the Defined Benefit Pension Plan to conform to Section 415 and 401(a)(17) of the Internal Revenue Code of 1986. The following table shows estimated annual retirement benefits payable under both plans to an employee at normal retirement age of 65 on a single life annuity basis assuming a Social Security taxable wage base of an employee currently age 60:

   FINAL                                                YEARS OF SERVICE
  AVERAGE                       ----------------------------------------------------------------
COMPENSATION                       15            20            25            30            35
------------                    --------      --------      --------      --------      --------
$125,000.....................   $ 32,876      $ 43,834      $ 54,793      $ 65,751      $ 76,710
 150,000.....................     40,001        53,334        66,668        80,001        93,335
 175,000.....................     47,126        62,834        78,543        94,251       109,960
 200,000.....................     54,251        72,334        90,418       108,501       126,585*
 225,000.....................     61,376        81,834       102,293       122,751*      143,210*
 250,000.....................     68,501        91,334       114,168       137,001*      159,835*
 300,000.....................     82,751       110,334       137,918*      165,501*      193,085*
 350,000.....................     97,001       129,334*      161,668*      194,001*      226,335*
 400,000.....................    111,251       148,334*      185,418*      222,501*      259,585*
 450,000.....................    125,501*      167,334*      209,168*      251,001*      292,500*
 500,000.....................    139,751*      186,334*      232,918*      279,501*      325,000*

-------------------------
* Section 415 of the Internal Revenue Code limits the benefits which can be paid from any funded pension plan that qualifies for federal tax exemption. The amount for calendar year 1996 is $120,000. In addition, Section 401(a)(17) of the Internal Revenue Code limits the amount of compensation that may be used in the calculation of the benefit to $150,000 for 1996.

     The credited years of service under the Company's pension plans to each of the persons named above are: David R. Zimmer - 4 years; Lawrence J. Murphy - 15 years; Raymond H. Steben, Jr. - 3 years; James P. Dixon - 6 years; and Thomas G. Hooper - 15 years.

Compensation of Directors

     The current standard arrangement for compensation of directors is as follows: officers of the Company who are directors do not receive any additional compensation for services as a director. Each director who is not an officer of the Company receives a director fee in the annual amount of $11,000 plus $1,750 for each board meeting attended up to a maximum of $15,750 in meeting fees. There are six regularly scheduled board meetings per year. An additional sum of $1,000 per meeting is paid for attendance at a committee meeting if such meeting falls on a day on which a meeting of the entire Board of Directors is not held. Non-employee directors may elect to defer compensation for services as a director until the person ceases to be a director. All deferred amounts are held in the general funds of the Company and bear interest at the prime rate from the date such fees would otherwise be paid. Two directors have elected to defer their compensation pursuant to this plan.

     The non-employee directors of the Company are eligible to participate in the Company's 1991 Director Discounted Stock Option Plan. Under that Plan, directors may elect to receive stock options exercisable at either 50% or 75% of market value on each January 1 in lieu of director fees payable in cash. The number of options granted annually is that number of options which provides aggregate discount from market value equal to the cash fees forfeited. Under the Plan, 200,000 shares were reserved for issuance. Two of the Company's directors elected to participate in the 1991 Director Discounted Stock Option Plan in fiscal 1996, and stock options for a total of 12,941 shares (exercisable at $9.56 per share) were granted to them in fiscal 1996. All such options have a term of 10 years, and none had been exercised as of August 31, 1996.

Compensation Committee Interlocks and Insider Participation

     All the members of the Compensation Committee are non-employee directors of the Company and are not former officers of the Company or its subsidiaries. No executive officer of the Company serves as a member of the board of directors or on the compensation committee of a corporation for which any of the directors on the Compensation Committee or the Board of Directors is an executive officer.

                      REPORT OF THE COMPENSATION COMMITTEE

INTRODUCTION AND ORGANIZATION

     The Compensation Committee of the Board of Directors is composed entirely of non-employee directors. It reviews and develops compensation programs for key management, evaluates executive performance, administers the Company's compensation programs and makes compensation recommendations to the full Board of Directors. The Committee periodically retains an independent consultant to assist it in assessing the appropriateness of the Company's compensation programs.

GENERAL POLICIES

     The primary objectives of the Company's executive compensation programs are: 1) to attract and retain highly capable executives to manage the Company's businesses; 2) to offer appropriate incentives to achieve the goals and objectives of the Company and, in particular, to enhance stockholder value; and
3) to encourage stock ownership by the Company's executives to further enhance the mutuality of interests with stockholders.

     The Compensation Committee implements this policy with a compensation program consisting of three components: base salaries, annual incentive awards and stock option grants. These elements are discussed below, as well as the basis for the compensation awarded to Mr. Zimmer.

     Base Salary. The initial element of executive compensation is base salary. Annual base salary is determined for each of the Company's key executives based upon experience, sustained performance in leadership and accomplishment, and an evaluation of the responsibilities of the position held by the executive. Included in this evaluation is a comparison to comparable positions at equivalently sized diversified manufacturing companies. The Committee expects that base salaries will typically range near the midpoint of such survey data with a slight bias to being short of the midpoint. It is anticipated that the annual and long term incentives will provide an appropriate opportunity for above average compensation dependent upon performance.

     Annual Incentive Awards. The second component of each key executive's compensation is participation in the Company's Annual Incentive Plan. The Committee's policy is to provide management with a significant incentive opportunity linked to achieving the Company's annual financial and operational goals, all of which are intended to increase stockholder value. It is the intention of the Committee that a higher percentage of total annual compensation be incentive related than in comparable companies. Further, the stockholders have previously approved the 1993 Stock Bonus Plan which allows selected executives and managers to predesignate a portion of the prospective annual incentive to be paid in Common Stock of the Company, valued at fair market as of a date determined by the Committee. The Committee believes that this feature encourages stock ownership by the executives and more closely links their interests to shareholder value.

     In 1996, management's opportunity to earn incentive awards was dependent upon the Company's achievement of economic value added (EVA) and net earnings per share relative to standards set by the

Committee. Based on the continuing operations results, the Committee awarded the officers of the Company 100% of the target bonus for 1996 and credited an additional 15% of targeted bonus for possible payout in future years based on Company performance. Of the amount awarded for 1996, all the officers had previously chosen to designate 50% to be paid in Company stock. Pursuant to the plan, the designation occurred before November 15, 1995. The value of the stock was $12.50 per share on the designation date. The value of the awarded stock was $12.125 per share on August 31, 1996, resulting in management experiencing a 3% loss on the stock related element of the bonus.

     For fiscal 1997, the Committee has established goals predicated upon earnings per share and EVA. As a result, the Committee believes that the Company has aligned the financial interests of the management with those of the Company's stockholders.

     Long Term Incentives. As previously indicated, the Committee believes that stock ownership by executives and compensation plans that foster alignment of management's interests with those of stockholders are in the mutual interest of both stockholders and management. The 1993 Performance Incentive Plan is designed to provide executives with stock options as an additional incentive to maximize stockholder value. During fiscal 1996 the Committee granted options to purchase Company stock to the executives, as reflected in the Option Grants in the Last Fiscal Year table. A key feature of the options granted in 1996, which were granted at market value, is the provision under which they may be exercised. The value of the Company's stock must grow 15% and maintain an average of that value for thirty consecutive calendar days during the first three years following the grant for one-third of the grant to become eligible for exercise by the executive. The Company's stock must increase in value another 15% (or 32% in total) during the first three years following the grant for the second one-third of the grant to be exercisable. Finally, the stock must increase in value another 15% (or 52% in total from the grant price during the three year period) for the final third to become exercisable. If the value of the stock fails to increase as specified in the three years, the right to exercise the options is deferred until nine and one-half years from the date of grant. No options became exercisable under these provisions during fiscal 1996. The value of the Company's stock must average greater than $15.81, $18.18 and $20.91 for more than thirty days before November 30, 1998 for the three tranches, respectively, to become eligible for exercise by the executives. The Committee believes this arrangement clearly links management's interest with the stockholders' interest. In addition, the Committee believes this program requires significantly more performance from management, who therefore have more at risk than their counterparts in most other companies.

     Chief Executive Officer Compensation. Mr. Zimmer's base compensation for the 1996 fiscal year was $313,333, a 4.4% increase from the prior year. Based on studies by an independent consultant, the Committee believes this base compensation to be consistent with its philosophy of maintaining base salaries slightly below the median range for comparably sized diversified manufacturing companies, and thereby placing a somewhat higher percentage of Mr. Zimmer's total compensation dependent directly upon performance. In addition, Mr. Zimmer was awarded a bonus of $211,239, of which $99,171 was paid in cash and $112,068 was awarded in the Company's common stock (the value of the common stock includes appreciation from the end of the fiscal year until the date of distribution). The basis of the award was directly related to specific earnings per share and EVA objectives and achievement against those objectives. As part of the choice provided to the Company's officers under the 1993 Stock Bonus Plan, Mr. Zimmer had predesignated 50% of any award (prior to certain income tax withholding) to be paid in unrestricted stock of the Company. Because the Company's stock decreased in value between the designation and award dates, Mr. Zimmer's award was decreased by $2,975 relative to what it would have been had he not accepted the market risk accepted by stockholders. Under the 1993 Performance Incentive Plan, Mr. Zimmer was granted an option for 83,000 shares of Company stock at market value of $13.75 on the day of the grant. As previously discussed, the exercisability of those options prior to nine and one-half years from grant date depends upon significant improvement in the price of the Company's stock. The number of options granted Mr. Zimmer was based in part upon a review of total compensation paid by other companies. However, with the stock price improvement restriction on exercisability, the Committee believes these options are significantly more at risk than options generally granted by other companies.

     In total, the Committee believes Mr. Zimmer's compensation package is competitive, but significantly more at risk based upon performance in terms of EVA, earnings per share and stock value, than the compensation paid to chief executive officers by comparable companies. In short, his actual compensation is highly tied to value being added to the Company's stockholders. Mr. Zimmer did not participate in the approval of his own compensation, but he did participate in the discussion of the Company's performance and he made recommendations concerning the compensation of executives reporting to him.

                                          By The Compensation Committee

                                          Richard P. Kughn
                                          Robert G. Stone, Jr.

PERFORMANCE GRAPH

     The following graph compares the cumulative stockholder return for the Company's common stock with the cumulative total return of the Standard & Poor's 500 Composite Index and the Standard & Poor's Diversified Manufacturers Index for the past five years.

                         INDEXED FIVE YEAR TOTAL RETURN

      MEASUREMENT PERIOD          CORE INDUS-                    S & P DIVER-
    (FISCAL YEAR COVERED)         TRIES INC.       S & P 500      SIFIED MFR
1991                                       100             100             100
1992                                       120             108              98
1993                                       221             124             124
1994                                       170             131             138
1995                                       191             159             181
1996                                       205             189             224
COMPOUND RETURN                          15.4%           13.6%           17.5%

               II. STOCKHOLDER PROPOSAL TO CONDITION THE AWARD OF
                  STOCK OPTIONS AND BONUSES ON THE ACHIEVEMENT
                   OF CERTAIN DIVIDEND AND NET INCOME TARGETS

     Mr. E. J. Marcinkiewicz, 8665 Brookville Road, Plymouth, Michigan 48170, beneficial owner of 3,846 shares of Common Stock, has advised the Company that he intends to propose the following resolution from the floor at the Annual
Meeting:

     "RESOLVED: It is requested that the Board of Directors of Core Industries take the necessary steps in the immediate future to refrain the issuance of stock options and bonuses to Executive Officers in the absence of a three year period where dividends are not increased six (6) per cent per year and net earnings are not increased nine (9) per cent per year."

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THE RESOLUTION FOR THE FOLLOWING REASONS:

     As described in the Report of the Compensation Committee contained on pages 9-11 of this Proxy Statement, the Compensation Committee of the Board of Directors uses a compensation program consisting of base salaries, annual incentive awards and stock option grants, in an attempt to attract and retain highly capable executives to manage the Company's businesses. The Compensation Committee of the Board of Directors believes that the Company's current compensation program is appropriate for the Company.

     The Company competes for executive personnel in the national marketplace, which is highly competitive. The Company's key employees are highly capable and very marketable individuals, who would easily be able to secure alternate employment in the event the Company's compensation program were made less attractive. In order to retain its current management team and to attract new personnel, the Company must offer a competitive compensation program. The Board of Directors is proud of the success of its management team (as demonstrated in the Performance Graph contained on page 12 of this Proxy Statement), and does not wish to take any drastic action which might adversely impact the Company's prospects for continued success.

     If the stockholder proposal were implemented, the Company would apparently not be able to pay bonuses or grant stock options for at least three years, as the dividend increase requirement set forth in the proposal could not be met until that time. As a result, the Company would be forced to increase base salaries significantly to retain management personnel, thereby reducing the connection between management compensation and stockholder value.

     The stockholder proposal would tie management compensation to increases in annual dividends, a concept with which the Board of Directors of the Company takes strong exception. The declaration of dividends is within the authority of the Board of Directors, and is not within management's control. Moreover, decisions as to the declaration of dividends are influenced by matters such as the Company's acquisition and growth policy, the Company's current and anticipated cash needs and the extent to which the Company repurchases its outstanding shares in the market from time to time. Those matters are not, in the opinion of the Board of Directors, appropriate matters on which management compensation should depend.

     Finally, the stockholder proposal is vague and would be difficult to implement. It is not clear under the proposal whether existing contractual bonus arrangements would have to be breached by the Company or whether annual awards would have to immediately cease or could be granted but would be contingent on meeting the stated requirements.

     FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS BELIEVES THAT ADOPTION OF THE PROPOSED RESOLUTION WOULD BE INADVISABLE AND RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THE RESOLUTION. Valid proxies will be voted for or against the stockholder proposal as directed on the proxy, and will be voted AGAINST the proposal where no direction is indicated.

     The stockholder proposal requires for its passage a majority of the votes present in person or by proxy at the Annual Meeting. The Company expects that its directors and officers who are also stockholders will vote against this proposal.

                  INFORMATION CONCERNING INDEPENDENT AUDITORS

     The Board of Directors of the Company engaged Coopers & Lybrand L.L.P., certified public accountants, as independent auditors for the Company for the fiscal year ending August 31, 1996. The selection of auditors by the Board was made upon the recommendation of the Audit Committee of the Board. The Audit Committee will make a recommendation to the Board of Directors with respect to the fiscal year ended August 31, 1997 in due course.

     Coopers & Lybrand L.L.P. have been independent auditors for the Company since 1994. Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting of Stockholders with an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                            EXPENSES OF SOLICITATION

     All expenses of soliciting proxies for the Annual Meeting, including the preparing, assembling and mailing of this Proxy Statement and the additional material furnished the stockholders herewith, will be borne by the Company. The Company will also reimburse brokers and other nominees for their services in forwarding proxy materials to principals. In addition to the use of the mails, proxies may be solicited by telephone, personal interviews and otherwise.

                                 OTHER BUSINESS

     Management is not aware of any matter which is to be presented for action at the Annual Meeting other than the matters set forth herein. Should any other matter requiring a vote of the stockholders arise, the proxies in the enclosed form confer upon the persons entitled to vote the shares represented by such proxies, discretionary authority to vote the same in respect to any such other matter in accordance with their best judgment.

     Stockholder proposals intended to be presented at the 1998 Annual Meeting must be received by the Company at its principal executive offices for inclusion in the 1998 Proxy Statement no later than July 30, 1997.

                                          For the Board of Directors

                                          LAWRENCE J. MURPHY
                                          Executive Vice President and Secretary

November 27, 1996

--------------------------------------------------------------------------------
PROXY                                                                     PROXY

                              CORE INDUSTRIES INC

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 14, 1997

     The undersigned Stockholder of Core Industries Inc hereby appoints Harold
M. Marko and David R. Zimmer and each of them, proxies, with power of substitution, to vote at the Annual Meeting of Stockholders of said Company to be held at the Northfield Hilton, 5500 Crooks Road at I-75, Troy, Michigan on Tuesday, January 14, 1997 at 10:30 a.m., EST, or at any postponement or adjournment thereof.

            PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.


                 (Continued and to be signed on reverse side.)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                        CORE INDUSTRIES INC
                               PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                                                                                  ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEM 2.

1. Election of Directors--                                     2. Stockholder Resolution to condition
   Nominees: Kevin K. Coyne,     FOR            FOR ALL           the award of stock options and
   Lawrence J. Murphy,           ALL  WITHHOLD  EXCEPT            bonuses on the achievement of certain        FOR  AGAINST  ABSTAIN
   Robert G. Stone, Jr.,         / /    / /      / /              dividend and net income targets for a        / /    / /      / /
   Lloyd Reuss                                                    three year period.

   -------------------------------------------
   (Except Nominee(s) written above)

3. In the discretion of the proxies, in the transaction        THE BOARD OF DIRECTORS FAVORS A VOTE FOR ITEM 1 AND AGAINST ITEM 2.
   of such other business which may properly come before       THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, BUT
   the meeting.                                                WHERE NO DIRECTION IS GIVEN, THOSE SHARES WILL BE VOTED FOR ITEM 1
                                                               AND AGAINST ITEM 2.

                                                                        Dated:                                               , 1996
                                                                              -----------------------------------------------
                                                                        Signature(s)
                                                                                    -----------------------------------------------

                                                                        -----------------------------------------------------------
                                                                        Please sign exactly as name appears above.  When shares are held by joint tenants, both should sign.  When signing as
                                                                        attorney, executor, administrator, trustee or guardian,
                                                                        please give full title as such.  If a corporation, please
                                                                        sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

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